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                                                               EXHIBIT 99.(A)(6)

This announcement is neither an offer to purchase nor a solicitation of an offer to sell Shares. The Offer is being made solely by the Offer to Purchase dated June 11, 1997 and the related Letter of Transmittal and is being made to all holders of Shares. Purchaser is not aware of any state where the making of the Offer is prohibited by administrative or judicial action pursuant to any valid state statute. If Purchaser becomes aware of any valid state statute prohibiting the making of the Offer or the acceptance of Shares pursuant thereto, Purchaser will make a good faith effort to comply with such statute. If, after such good faith effort, Purchaser cannot comply with such state statute, the Offer will not be made to (nor will tenders be accepted from or on behalf of) holders of Shares in such state. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed made on behalf of Purchaser by Bear, Stearns & Co. Inc. ("Bear Stearns"), the Dealer Manager, or one or more registered brokers or dealers licensed under the laws of such jurisdiction.


                     NOTICE OF OFFER TO PURCHASE FOR CASH
                    ALL OUTSTANDING SHARES OF COMMON STOCK

                                      OF

                              DIGEX, INCORPORATED

                                      AT

                             $13.00 NET PER SHARE

                                      BY

                          DAYLIGHT ACQUISITION CORP.

                         A WHOLLY OWNED SUBSIDIARY OF

                        INTERMEDIA COMMUNICATIONS INC.


    THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK
      CITY TIME, ON WEDNESDAY, JULY 9, 1997, UNLESS THE OFFER IS EXTENDED.

   Daylight Acquisition Corp., a Delaware corporation ("Purchaser") and a wholly owned subsidiary of Intermedia Communications Inc., a Delaware corporation ("Parent"), is offering to purchase all outstanding shares of Common Stock, par value $.01 per share (the "Shares"), of DIGEX, Incorporated, a Delaware corporation (the "Company"), at a price of $13.00 per Share net to the seller in cash, upon the terms and subject to the conditions set forth in the Offer to Purchase, dated June 11, 1997 (the "Offer to Purchase") and in the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the "Offer"). Following the Offer, Purchaser intends to effect the Merger (as defined below).

   The Board of Directors of the Company unanimously has determined that the Offer and the Merger are fair to, and in the best interests of, the Company and its stockholders, has approved and adopted the Merger Agreement (as defined below) and the transactions contemplated thereby, and recommends that the Company's stockholders accept the Offer and tender their Shares pursuant to the Offer.

   THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN AT THE EXPIRATION OF THE OFFER A MAJORITY OF THE THEN OUTSTANDING SHARES ON A FULLY DILUTED BASIS (INCLUDING, WITHOUT LIMITATION, ALL SHARES ISSUABLE UPON THE CONVERSION OF ANY CONVERTIBLE SECURITIES OR UPON THE EXERCISE OF ANY OPTIONS, WARRANTS OR RIGHTS). SEE
SECTION 14 OF THE OFFER TO PURCHASE FOR THE OTHER CONDITIONS OF THE OFFER.

   The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of June 4, 1997 (the "Merger Agreement"), among Parent, Purchaser and the Company. The Merger Agreement provides that as soon as practicable after the purchase of Shares pursuant to the Offer and the satisfaction or waiver of certain conditions contained in the Merger Agreement, and in accordance with the relevant provisions of the General Corporation Law of the State of Delaware (the "DGCL"), Purchaser will be merged with and into the Company (the "Merger"). The Company will continue as the surviving corporation (the "Surviving Corporation") and as a wholly owned subsidiary of Parent following consummation of the Merger. At the effective time of the Merger, each outstanding Share (other than Shares owned by Parent or Purchaser or any of their subsidiaries or held in the treasury of the Company or by stockholders, if any, who are entitled to and who properly exercise appraisal rights under Delaware law) will be converted into, exchanged for and represent the right to receive $13.00 in cash or any greater amount per Share paid pursuant to the Offer, without interest.

   Concurrently with the execution of the Merger Agreement, and as a condition to Parent and Purchaser entering into the Merger Agreement, Parent entered into a Stock Purchase Agreement, dated as of June 4, 1997 (the "Stock Purchase Agreement"), with certain stockholders who own an aggregate of approximately 50.3% of the outstanding Shares (approximately 38.3% of the Shares on a fully diluted basis). Under the Stock Purchase Agreement, such stockholders have agreed to validly tender (and not withdraw) all of their Shares pursuant to the Offer and have granted Parent an option to purchase all of their Shares at a price of $13.00 per Share.

   For purposes of the Offer, Purchaser shall be deemed to have accepted for payment, and thereby purchased, Shares validly tendered and not withdrawn as, if and when Purchaser gives oral or written notice to Continental Stock Transfer & Trust Company (the "Depositary") of Purchaser's acceptance of such Shares for payment. In all cases, payment for Shares purchased pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payment from Purchaser and transmitting payment to tendering stockholders whose Shares have theretofore been accepted for payment. Payment for Shares accepted for payment pursuant to the Offer in all cases will be made only after timely receipt by the Depositary of (i) certificates for (or a book-entry transfer with respect to) such Shares, (ii) a Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, with any required signature guarantees, or an Agent's Message (as defined in the Offer to Purchase), and (iii) all other documents required by the Letter of Transmittal. Under no circumstances will interest be paid by Purchaser on the purchase price of the Shares, regardless of any extension of the Offer or any delay in making such payment.

   The term "Expiration Date" means 12:00 Midnight, New York City time, on Wednesday, July 9, 1997, unless and until Purchaser shall have extended the period of time during which the Offer is open, in which event the term "Expiration Date" shall extended by Purchaser, shall expire. Subject to the limitations set forth in the Merger Agreement, Purchaser reserves the right (but will not be obligated), at any time or from time to time in its sole discretion, to extend the period of time during which the Offer is open by giving oral or written notice of such extension to the Depositary and by making a public announcement of such extension. There can be no assurance that Purchaser will exercise its right to extend the Offer. Any such extension will be followed by a public announcement thereof no later than 9:00 A.M., New York City time, on the next business day after the previously scheduled Expiration Date. If Purchaser extends the Offer, then without prejudice to the rights of Purchaser, tendered Shares may be retained by the Depositary on behalf of Purchaser and may not be withdrawn except to the extent that tendering stockholders are entitled to withdrawal rights, as set forth below.

   Except as otherwise provided below, tenders of Shares made pursuant to the Offer are irrevocable. Shares tendered pursuant to the Offer may be withdrawn at any time prior to the Expiration Date and, unless theretofore accepted for payment by Purchaser pursuant to the Offer, may also be withdrawn at any time after August 9, 1997. For a withdrawal to be effective, a written, telegraphic or facsimile transmission notice of withdrawal must be timely received by the Depositary at its address as set forth on the back cover of the Offer to Purchase. Any such notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder, if different from the name of the person who tendered such Shares. If certificates evidencing Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then prior to the physical release of such certificates, the tendering stockholder must also submit the serial numbers shown on such certificates, and the signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution (as defined in the Offer to Purchase), except in the case of Shares tendered for the account of an Eligible Institution. If Shares have been tendered pursuant to the procedure for book-entry transfer as set forth in Section 3 of the Offer to Purchase, any notice of withdrawal with respect to such Shares must specify the name and number of the account at the applicable Book-Entry Transfer Facility (as defined in the Offer to Purchase) to be credited with the withdrawn Shares. Any Shares properly withdrawn will be deemed not to have been validly tendered for purposes of the Offer, but may be retendered at any subsequent time prior to the Expiration Date by following any of the procedures described in Section 3 of the Offer to Purchase. All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by Purchaser, in its sole discretion, whose determination shall be final and binding on all parties.

   The Offer to Purchase and the relevant materials will be mailed to record holders of Shares and furnished to brokers, dealers, banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholders lists or, if applicable, who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of Shares.

   The information required to be disclosed by Rule 14d-6(e)(1)(vii) under the Securities Exchange Act of 1934, as amended, is contained in the Offer to Purchase and is incorporated herein by reference.

   THE OFFER TO PURCHASE AND LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION WHICH SHOULD BE READ BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

   Questions and requests for assistance may be directed to the Information Agent and the Dealer Manager at the telephone numbers and locations listed below. Copies of the Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery and other tender offer documents may be obtained at Purchaser's expense from the Information Agent or from your broker, dealer, commercial bank or trust company or other nominee. No fees or commissions will be payable by Parent or Purchaser to brokers, dealers or other persons other than the Information Agent and the Dealer Manager for soliciting tenders of Shares pursuant to the Offer.

                    The Information Agent for the Offer is:

                [LOGO OF GEORGESON & COMPANY INC. APPEARS HERE]

                               Wall Street Plaza
                           New York, New York 10005
                 Banks and Brokers call collect (212) 440-9800
                        CALL TOLL FREE: (800) 223-2064

                     The Dealer Manager for the Offer is:

                           BEAR, STEARNS & CO. INC.

                                245 Park Avenue
                           New York, New York 10167
                        CALL TOLL FREE: (888) 466-7234

June 11, 1997